Exhibit 99.1

SOHU.COM ANNOUNCES STOCKHOLDER APPROVAL OF PROPOSED REORGANIZATION

BEIJING, May 29, 2018 –Sohu.com Inc. (NASDAQ: SOHU) (“Sohu Delaware”), China’s leading online media, video, search and gaming business group, today announced that at a special meeting held on May 29, 2018, Beijing time (the “Special Meeting”), its stockholders approved a proposal for the dissolution of Sohu Delaware (the “Liquidation”) and adoption of a plan of complete liquidation and dissolution of Sohu Delaware (the “Plan of Liquidation”), pursuant to which Sohu Delaware will be dissolved; all outstanding shares of the common stock of Sohu Delaware will be cancelled, and American depositary shares (the “ADSs”) representing ordinary shares of Sohu.com Limited, a Cayman Islands company (“Sohu Cayman”), will be distributed to the stockholders of Sohu Delaware on a pro rata basis.

Sohu Delaware’s present intention is to proceed expeditiously with the Liquidation by filing a Certificate of Dissolution with the Secretary of State of the State of Delaware on May 31, 2018 specifying an effective time for the dissolution of Sohu Delaware on that date of 4:30 PM Eastern Time (such date and time, the “Effective Time”), although the Liquidation may be postponed or abandoned by Sohu Delaware’s Board of Directors at any time prior to the Effective Time. As of the Effective Time Sohu Delaware will distribute to the stockholders of Sohu Delaware ADSs, each representing one ordinary share of Sohu Cayman, equal to the number of shares of the common stock of Sohu Delaware such stockholders held immediately prior to the Effective Time, on a share-for-shares basis.

From and after the Effective Time, as previously disclosed in the proxy statement/prospectus for the Special Meeting filed with the Securities and Exchange Commission on April 23, 2018, the business, operations, and assets of Sohu Cayman and its subsidiaries and variable interest entities will be substantially the same as the business, operations, and assets of Sohu Delaware and its subsidiaries and variable interest entities immediately prior to the Effective Time, except that Sohu Cayman will be the top-tier publicly-traded holding company of the Sohu Group instead of Sohu Delaware. The Sohu Delaware stockholders as of immediately prior to the Effective Time will be shareholders of Sohu Cayman through ownership of the ADSs, and will have the same relative economic interest in the Sohu Group as they did immediately prior to the Liquidation.

ADSs representing Sohu Cayman ordinary shares will be listed and traded on the NASDAQ Global Select Market under the “SOHU” symbol in place of the shares of the common stock of Sohu Delaware, which will be delisted as of the Effective Time and will not trade thereafter. Sohu Delaware expects trading in the ADSs representing Sohu Cayman ordinary shares on the NASDAQ Global Select Market to commence on June 1, 2018.

Safe Harbor Statement

This press release contains certain “forward-looking statements” relating to Sohu Delaware and Sohu Cayman, including statements regarding the planned completion of the Liquidation and listing and trading of ADSs representing Sohu Cayman’s Ordinary Shares on the NASDAQ Global Select Market. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. All forward-looking statements included in this report are based upon information available to Sohu Delaware and Sohu Cayman as of the date of this report, which may change, and Sohu Delaware and Sohu Cayman undertake no obligation to update or revise any forward-looking statements, except as may be required under applicable securities law.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu’s corporate services consist of online brand advertising on Sohu’s matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information services on mobile platforms, including Sohu News App and the mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) develops and operates a diverse portfolio of PC and mobile games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu’s online search subsidiary Sogou (NYSE: SOGO) has grown to become the second largest search engine by mobile queries in China. It also owns and operates Sogou Input Method, the largest Chinese language input software. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twenty-second year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan

Sohu.com Inc.

Tel:               +86 (10) 6272-6593

E-mail:          ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp

Christensen

Tel:              +1 (480) 614-3004

E-mail:         lbergkamp@christensenir.com

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